Exhibit 107
Calculation of Filing Fee Tables
Form S-8
Velo3D, Inc.
(Exact Name of Registrant as specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	Rule 457(c) and Rule 457(h)	9,378,068(2)	$2.39(3)	$22,413,583(3)	$0.00011020	$2,470
Equity	Common Stock, par value $0.00001 per share	Rule 457(c) and Rule 457(h)	1,875,613(4)	$2.03(5)	$3,807,495(5)	$0.00011020	$420
Total Offering Amounts					$26,221,078		$2,890
Total Fee Offsets(6)							—
Net Fee Due

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)
Represents additional shares of the Registrant’s common stock reserved for issuance under the Velo3D, Inc. 2021 Equity Incentive Plan (“2021 EIP”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the 2021 EIP.

(3)
Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $2.39 per share represents the average high and low sales prices of the Common Stock as quoted on the New York Stock Exchange on March 13, 2023.

(4)
Represents additional shares of the Registrant’s common stock reserved for issuance under the Velo3D, Inc. 2021 Employee Stock Purchase Plan (“2021 ESPP”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the 2021 ESPP.

(5)
Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for the purpose solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as quoted on the New York Stock Exchange on March 13, 2023, multiplied by 85%.

(6)	The Registrant does not have any fee offsets.